EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter Fiscal 2011 Results

TULSA, Okla., Oct. 15, 2010 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the second quarter of fiscal 2011, ended August 31, 2010.

Results

EDUC reports net revenue of $5,750,400 for the quarter ended August 31, 2010 of compared to $6,005,900 and net earnings of $190,200 compared to $225,400 for the same period last year.

Our Publishing Division posted a net revenue gain of 2.5% for the quarter and 4.0% for the six months ended August 31, 2010 over the same period in 2009. This is especially encouraging as the publishing industry reports Juvenile Hardbacks down 16% for the year and Juvenile Paperbacks down 6% for the year.

The Home Business experienced a 9.6% net revenue decline for the quarter which is primarily due to decreases in home party sales, direct sales and internet sales. For the six months ended August 31, 2010, net revenues declined 6.9% over the same period last year. This division has been impacted more by the economic conditions and consumer reductions in spending levels than our retail division; consequently, we are creating more incentives for our field sales force to support their business.

Despite the small decline in sales and earnings, we continue a strong cash position while maintaining a $.12 quarterly dividend.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA
	Three Months Ended August 31,		Six Months Ended August 31,
	2010	2009	2010	2009

NET REVENUES	$ 5,750,400	$ 6,005,900	$ 12,045,800	$ 12,396,500
EARNINGS BEFORE INCOME TAXES	$ 303,100	$ 359,200	$ 603,400	$ 1,025,200
INCOME TAXES	112,900	133,800	225,000	384,400
NET EARNINGS	$ 190,200	$ 225,400	$ 378,400	$ 640,800

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.05	$ 0.06	$ 0.10	$ 0.17
Diluted	$ 0.05	$ 0.06	$ 0.10	$ 0.17

WEIGHTED AVERAGE SHARES:
Basic	3,882,593	3,867,023	3,879,598	3,855,435
Diluted	3,883,505	3,868,155	3,881,818	3,856,507

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522